                                                                    Exhibit 99.1

                        [LETTERHEAD OF A.M. BEST COMPANY]

         A.M. Best Affirms Ratings of PXRE and Revises Outlook to Stable

FOR IMMEDIATE RELEASE

CONTACTS: Public Relations                          Analysts
          Jim Peavy                                 Robert DeRose
          (908) 439-2200, ext. 5644                 (908) 439-2200, ext. 5453
          james.peavy@ambest.com                    robert.derose@ambest.com

          Rachelle Striegel                         Keith Lennox
          (908) 439-2200, ext. 5378                 (908) 439-2200, ext. 5062
          rachelle.striegel@ambest.com              keith.lennox@ambest.com

         OLDWICK, NEW JERSEY, U.S.A., May 18, 2004--A.M. Best Co. has affirmed the financial strength rating of A (Excellent) for the reinsurance subsidiaries of PXRE Group Ltd. (PXRE) [NYSE: PXT] (Bermuda). This rating action applies to PXRE Reinsurance Company (Hartford, CT) and PXRE Reinsurance Ltd. (Bermuda). Concurrently, A.M. Best has upgraded the group's debt ratings to "bb+" from "bb" for preferred stock issues available under the company's shelf registration and affirmed all remaining debt ratings. The outlook for all ratings has been revised to stable from negative.

         The ratings reflect PXRE's improved capitalization and strong underwriting performance experienced since the group refocused its business strategy in 2001 to concentrate on its core competencies in property catastrophe reinsurance.

         Since the September 11 attacks, the group has benefited from significant rate increases experienced in its markets while a relatively low level of catastrophic events have occurred during the same period. In 2003, PXRE produced a 74.7% combined ratio, which, along with investment returns, generated a return on equity of 19.2% for the year. These earnings have been further augmented by the group's capital raising initiatives, which included $150 million in equity capital through private investors in early 2002, $62 million in capital trust pass-through securities sold in 2003 and $27 million from the issuance of common stock in late 2003 and early 2004. At

                                    --MORE--

                        [LETTERHEAD OF A.M. BEST COMPANY]



                                      --2--

March 2004, shareholder's equity increased to $613 million with total capitalization now being in excess of $780 million.

         Offsetting these favorable rating factors was the continued slippage in PXRE's prior year loss reserves reported in 2003, which was largely the result of its exit from the direct casualty reinsurance operation. The group's management believes that it has now adequately provided reserves for its exited lines of business. Additionally, as a global property catastrophe reinsurer, PXRE is exposed to high impact, low frequency losses associated with catastrophic events on a worldwide basis. PXRE manages these exposures to a maximum threshold for any single event and, for the most part, has excluded coverages related to terrorism.

         The revised outlook reflects A.M. Best's view that PXRE has improved its risk-adjusted capital position to a level more supportive of its financial strength and debt ratings. Through earnings and capital raising, the group has increased its capital base to a level that is supportive of the premium growth experienced over the last two years and the corresponding increase in risk exposure. A.M. Best will continue to monitor PXRE to ensure that as rates begin to decline in its core markets, PXRE continues to execute its business strategy in accordance with A.M. Best's expectations.

         For a complete list of PXRE Group Ltd.'s financial strength and debt ratings, please visit www.ambest.com/press/051802pxre.pdf.

         For current Best's Ratings, independent data and analysis on more than 470 reinsurance companies, please visit http://www.ambest.com/reinsurance/.

         For a list of A.M. Best's debt ratings, please visit http://www.ambest.com/debtratings/.


                                    --MORE--

                        [LETTERHEAD OF A.M. BEST COMPANY]



                                      --3--


         A.M. Best Co., established in 1899, is the world's oldest and most authoritative insurance rating and information source.


                                      ####